Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement Nos. 333-23707 (as amended on January 27, 1999), 333-80567, 333-58032, 333-106843 and 333-133765 on Form S-8 of our report dated December 29, 2009, relating to the financial statements of Mitek Systems, Inc. (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), as of and for the year ended September 30, 2009, included in the Annual Report on Form 10-K for the year ended September 30, 2009.  It should be noted that we have not audited any financial statements of the company subsequent to December 29, 2009, or performed any audit procedures subsequent to the date of our report.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
December 29, 2009